Exhibit 99.1

PICARD MEDICAL, INC. Issues

Letter to Shareholders

TUCSON, Ariz., May 29, 2026 — Picard Medical, Inc. (NYSE American: PMI) (the “Company” or “Picard Medical”), parent company of SynCardia Systems LLC, maker of the world’s first and only total artificial heart approved by both the U.S. FDA and Health Canada, today issued the following letter to shareholders:

Dear Shareholders,

Picard Medical, Inc. (NYSE American: PMI) (“Picard Medical” or the “Company”), the parent company of SynCardia Systems LLC, is focused on advancing life-saving technologies for patients with end-stage heart failure while building long-term value for our shareholders. That mission continues to guide our strategy, and the progress we have made since 2025 — commercially, scientifically, and operationally — gives me confidence in the direction of the Company. I want to express my excitement in that direction by giving you a recap of our past accomplishments and our vision for the future.

A Transformational 2025 — and a Strong Start to 2026

2025 was a transformational year for the Company. Total revenue reached $4.9 million, up 12.5%, with product revenue of $4.7 million representing 96% of total revenue. Our initial public offering on NYSE American raised $17.4 million in net equity proceeds, and we raised an additional $9.7 million in debt financing, ending the year with $11.5 million in cash, compared to $0.1 million at year-end 2024.

We also took meaningful steps to strengthen and simplify our balance sheet by converting certain convertible debt, eliminating derivative liabilities, and reducing financing-related complexity.

That momentum has continued into 2026. First quarter revenue grew 85% to $1.2 million, and gross profit turned positive at a 24% margin, compared to a gross loss and negative 58% margin in the first quarter of 2025. During the quarter, the Company repaid approximately $7.4 million of senior secured debt principal in cash and settled an additional $2.1 million through equity. Subsequent to quarter end, we raised an additional $5.0 million in gross proceeds through a public offering and entered into a warrant exchange agreement that eliminated prior ratchet provisions and further simplified our capital structure.

While we are not yet profitable, and our auditors included a going-concern qualification in our 2025 financial statements, we believe the debt reduction, improved gross margins, and capital structure initiatives already achieved in 2026 represent meaningful progress toward addressing those issues.

Our Product — A Life-Saving Solution for Heart Transplant Patients

The SynCardia Total Artificial Heart (“SynCardia TAH”) is the only FDA- and Health Canada-approved total artificial heart for end-stage biventricular heart failure, with more than 2,100 implants performed across 27 countries, making it the most widely used and clinically established system of its kind globally (SynCardia Systems, LLC; PMI SEC filings). The SynCardia TAH continues to support patients at leading centers including UCSF, Cedars-Sinai, and Banner Health, and we are continuing to deepen those partnerships through dedicated clinical support and training.

The need for effective treatment options remains significant. According to the Organ Procurement and Transplantation Network (OPTN), more than 7,500 patients are currently on the U.S. heart transplant waiting list (OPTN/SRTR Annual Data Report 2022 – Heart). While 4,572 heart transplants were performed in the United States in 2024, compared to 4,545 in 2023, supply remains largely unchanged despite persistent demand growth (HRSA Organ Transplant News Release).

Many patients with end-stage biventricular heart failure will not receive a donor heart in time. For a portion of those patients, the SynCardia TAH may represent the only viable option for survival, and we intend to continue expanding patient access wherever possible.

The Emperor: Our Next-Generation, Fully Implantable Heart

Our research and development team continues to make encouraging progress on the Emperor TAH, our fully implantable, driverless, next-generation system. First-in-animal trials began in November 2025, and the Emperor TAH has achieved pulsatile flow rates consistent with our current SynCardia TAH platform. Earlier this year, we created improvements for a second-generation Emperor TAH and animal testing of this model was successfully completed last week. We expect to share additional information about this animal study in the near future.

The Emperor TAH is protected by multiple U.S. patents and a China National Intellectual Property Administration patent. Subject to successful non-clinical testing and regulatory review, we may seek approval as early as 2028, although the regulatory process is inherently unpredictable, and there can be no assurance regarding timing or approval outcomes.

Roadmap to Profitability

We remain focused on improving the Company’s financial performance and believe we have a clear path toward long-term sustainability through four primary initiatives:

Gross margin expansion. First quarter gross margin improvement to 24% is an important step forward. We intend to continue reducing per-unit costs, scaling manufacturing capacity toward 3,000 units per year, and advancing a next-generation lower-cost driver targeted for FDA submission in late 2027.

Operational efficiency. We are leveraging our R&D capabilities in Australia and expanding manufacturing partnerships to support a more responsive and efficient global supply chain.

Expanded indications. We are awaiting an FDA decision on our pending premarket approval supplement, which would expand indications to include bridge-to-candidacy patients and remove the “imminent death” language from the indications for use. We believe approval could materially expand the eligible patient population.

Commercial execution. Our sales and clinical teams continue to build relationships with high-volume transplant centers across the United States, with a focus on procedural readiness, clinical evidence, and patient outcomes.

NYSE American Listing

In May 2026, we received notices from NYSE American regarding stockholders’ equity requirements. We have until June 7, 2026 to submit a compliance plan, which we are actively preparing with our financial and legal advisors.

The Company has recently taken several steps intended to strengthen its balance sheet and improve stockholders’ equity, including completing an equity financing in May 2026, reducing outstanding liabilities through debt repayment and other settlements, implementing cost reduction initiatives, and continuing to focus on revenue growth and gross margin improvement.

We remain committed to maintaining our listing and acting in the long-term interests of our shareholders.

In Closing

Picard Medical stands at an important point in its development as both a medical technology company and a public company. We believe we are advancing technologies that have the potential to redefine treatment options for patients facing end-stage heart failure, while also building a stronger operational and financial foundation for the future.

Every SynCardia TAH implanted represents a patient given additional time and another opportunity for transplant or recovery. At the same time, every operational improvement, clinical milestone, and strategic investment is intended to strengthen the Company for the long term.

Your support and confidence are deeply appreciated. We remain committed to disciplined execution, scientific innovation, and creating lasting value for both patients and shareholders.

Sincerely,

Richard Fang, Ph.D., MBA

Chairman of the Board

Picard Medical, Inc. (NYSE American: PMI)

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations, assumptions and beliefs that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Forward-looking statements can often be identified by words such as "believe," "expect," "intend," "may," "target," "commit," and similar expressions, and variations or negatives of these words.

These statements include, but are not limited to, statements regarding: the Company’s expectations regarding its path to profitability, including gross margin expansion, per-unit cost reductions, and scaling manufacturing capacity toward 3,000 units per year; the development, targeted timeline for FDA submission in late 2027, and commercial potential of a next-generation lower-cost driver; the Company’s intent to reach more patients and expand utilization of the SynCardia Total Artificial Heart at transplant centers across the United States; expectations regarding clinical partnerships at high-volume transplant centers and their impact on adoption; the development of the Emperor Total Artificial Heart, including expectations for sharing animal study data, seeking regulatory approval as early as 2028, and the inherent unpredictability of the regulatory process; the Company’s expectation of a decision from the FDA on its pending premarket approval supplement adding bridge-to-candidacy patients and the belief that approval would materially increase the eligible patient population; the Company’s roadmap to profitability, the Company’s plans to leverage R&D capabilities in Australia and expand manufacturing partnerships to build a more responsive global supply chain; the Company’s intent to submit a compliance plan to NYSE American by the applicable deadline and its commitment to maintaining its listing; the Company’s ability to regain compliance with NYSE American listing standards; and the Company’s belief that it is redefining what is possible for patients with end-stage heart failure.

Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements. These risks include, but are not limited to: the Company’s ability to achieve or maintain profitability; the Company’s ability to resolve the going-concern qualification in its financial statements; risks related to the development and regulatory approval of the Emperor Total Artificial Heart and the next-generation driver, including the possibility that regulatory approval may take longer than planned or may not be obtained at all; the Company’s ability to expand utilization of the SynCardia Total Artificial Heart and obtain FDA approval of its pending premarket approval supplement; the Company’s ability to reduce per-unit costs, scale manufacturing capacity, and improve gross margins; the Company’s ability to submit a compliance plan acceptable to NYSE American and regain compliance with applicable listing standards; and the Company’s ability to raise additional capital and maintain adequate liquidity.

The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Additional information about the Company, including risk factors that may affect the Company’s business, financial condition, and results of operations, is contained in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available free of charge on the SEC’s website at http://www.sec.gov and on the Company’s investor relations website at https://picardmedical.com.

Contact:

Investors

Eric Ribner

Managing Director

LifeSci Advisors LLC

eric@lifesciadvisors.com

Picard Medical, Inc./SynCardia Systems, LLC

IR@picardmedical.com

General/Media

Brittany Lanza

blanza@syncardia.com

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